Exhibit 99.1

Seagen Reports Fourth Quarter and Full Year 2020 Financial Results

-Net Product Sales of $1 Billion in 2020, an Increase of 59 Percent Over 2019-
-European Medicines Agency's CHMP Adopted Positive Opinion Recommending Approval of TUKYSA for Patients with Locally Advanced or Metastatic HER2-Positive Breast Cancer-
-PADCEV U.S. and Global Marketing Applications Planned for 1Q 2021-
-Tisotumab Vedotin Biologics License Application Submitted to FDA for Recurrent or Metastatic Cervical Cancer-
-Conference Call Today at 4:30 p.m. ET-

BOTHELL, Wash. — February 11, 2021 — Seagen Inc. (Nasdaq:SGEN) today reported financial results for the fourth quarter and year ended December 31, 2020. The Company also highlighted ADCETRIS® (brentuximab vedotin), PADCEV® (enfortumab vedotin-ejfv) and TUKYSA® (tucatinib) commercial and development accomplishments, as well as progress with its lead pipeline programs to treat cancer.
“In 2020, we generated record product revenues of more than $1 billion driven by successful launches of PADCEV and TUKYSA, as well as continued growth of ADCETRIS,” said Clay Siegall, Ph.D., President and Chief Executive Officer of Seagen. “These strong results are in addition to several significant business, regulatory and development accomplishments during the year. Looking ahead, we are focused on maximizing the global potential of our approved medicines, advancing our late-stage programs towards securing approvals of new products, and expanding our innovative early-stage pipeline. In collaboration with our partner Genmab we submitted a BLA for tisotumab vedotin to the FDA, positioning it to be our fourth commercial product. We are on track for several other milestones across our pipeline over the course of 2021, and are in a strong financial position to continue executing against our goals.”
COMMERCIAL PRODUCT HIGHLIGHTS
ADCETRIS
•Presented 5-year Follow-up Results for ECHELON-1 and ECHELON-2 Trials at the ASH Annual Meeting: Key long-term updates for two phase 3 ADCETRIS trials were presented at the 62nd American Society of Hematology (ASH) annual meeting. Notably, the five-year update of the phase 3 ECHELON-1 clinical trial showed treatment with ADCETRIS in combination with AVD (Adriamycin [doxorubicin], vinblastine and dacarbazine) resulted in superior long-term outcomes when compared to ABVD, which includes bleomycin, in frontline advanced Hodgkin lymphoma.
PADCEV
•Reporting Phase 3 EV-301 and EV-201 Cohort 2 Data in Oral Presentations at ASCO GU; Regulatory Submissions Planned: Full results from the phase 3 EV-301 trial and the second cohort of the pivotal phase 2 EV-201 trial will be presented at the 2021 American Society of Clinical Oncology's Genitourinary Cancers Symposium (ASCO-GU) being held February 11-13. Both trials were conducted in patients with previously treated locally advanced or metastatic urothelial cancer. The EV-301 data are intended to support global registration submissions planned for the first quarter of 2021. The results from the second cohort of EV-201 will support a supplemental Biologics License Application (BLA) submission with the U.S. Food and Drug Administration (FDA) planned for the first quarter of 2021.

•Initiated Second Phase 3 Trial in Muscle Invasive Bladder Cancer (MIBC): In collaboration with Astellas and Merck, the randomized phase 3 EV-304/KEYNOTE-B15 trial was initiated to evaluate PADCEV in combination with KEYTRUDA® (pembrolizumab) in cisplatin-eligible MIBC. This is in addition to the ongoing randomized phase 3 study, EV-303/KEYNOTE-905, in cisplatin-ineligible MIBC patients.
TUKYSA
•Received Positive CHMP Opinion for TUKYSA: In December 2020, the European Medicines Agency adopted a positive opinion recommending the approval of TUKYSA in combination with trastuzumab and capecitabine for the treatment of adult patients with HER2-positive locally advanced or metastatic breast cancer who have received at least 2 prior anti-HER2 treatment regimens. The CHMP positive opinion is now being considered by the European Commission, which has the authority to approve medicines in the European Union.
•Presented Multiple TUKYSA Abstracts at SABCS: In December 2020, eight abstracts highlighted Seagen's commitment to addressing unmet needs in breast cancer at the San Antonio Breast Cancer Symposium (SABCS). One presentation provided new exploratory analyses from the pivotal HER2CLIMB trial in metastatic HER2-positive breast cancer that demonstrated progression-free survival, overall survival and objective response rate improvements with TUKYSA were observed consistently across hormone receptor status subgroups, including in patients with brain metastases.
PIPELINE HIGHLIGHTS
•Submitted Tisotumab Vedotin BLA to FDA: In February 2021, Seagen and Genmab submitted a BLA to the FDA seeking accelerated approval of tisotumab vedotin for the treatment of patients with recurrent or metastatic cervical cancer with disease progression on or after chemotherapy. Results from the innovaTV 204 trial formed the basis of the submission.
•Initiated Phase 3 Trial of Tisotumab Vedotin: A phase 3 trial, called innovaTV 301, was initiated to evaluate tisotumab vedotin compared to chemotherapy in patients with recurrent or metastatic cervical cancer who have received one or two prior lines of therapy. innovaTV 301 is intended to support global regulatory applications and potentially serve as a confirmatory trial in the U.S.
•Treated First Patient in Phase 1 Trial of SGN-STNV: In January 2021, the first patient was dosed in a phase 1 trial of SGN-STNV, a novel antibody-drug conjugate (ADC) targeting Sialyl Thomsen-nouveau (STN). STN is highly expressed across multiple solid tumors.
For additional information on Seagen’s pipeline, visit www.seagen.com/science/pipeline.
FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS
Revenues: Total revenues in the fourth quarter and year ended December 31, 2020 increased to $601.3 million and $2.2 billion, respectively, compared to $289.8 million and $916.7 million for the same periods in 2019. Revenues were comprised of the following three components:
•Net Product Sales:

	Three months ended December 31,			Full years ended December 31,
(dollars in millions)	2020	2019	% Change	2020	2019	% Change
Total Net Product Sales	$294.1	$166.4	77%	$1,000.6	$628.0	59%
ADCETRIS	163.7	166.2	(2)%	658.6	627.7	5%
PADCEV	69.0	0.2	—	222.4	0.2	—
TUKYSA	61.4	—	N/A	119.6	—	N/A
Note: Sum of product sales may not equal total net product sales due to rounding.
•Royalty Revenues: Royalty revenues in the fourth quarter were $39.2 million, compared to $72.3 million in the fourth quarter of 2019. The fourth quarter of 2019 included a $40 million milestone from Takeda triggered by annual net sales exceeding $400 million in Takeda's territory during 2019. Royalty revenues were $126.8 million for the full year in 2020, compared to $138.5 million in 2019. Royalty revenues are primarily driven by sales of ADCETRIS outside the U.S. and Canada by Takeda and, to a lesser extent, also include royalties from sales of POLIVY® (polatuzumab vedotin) by Roche and BLENREP® (belantamab mafodotin) by GlaxoSmithKline, which are ADCs that use Seagen technology.
•Collaboration and License Agreement Revenues: Amounts earned under the Company’s collaboration and license agreements were $267.9 million in the fourth quarter and $1.0 billion for the full year in 2020, compared to $51.1 million and $150.2 million, respectively, for the same periods in 2019. The fourth quarter of 2020 included $250.1 million in revenue related to the premium over market price paid by Merck under a $1 billion stock purchase that closed in October 2020 as part of the ladiratuzumab vedotin collaboration agreement. The full year in 2020 included $975.1 million in license revenue related to the Merck collaborations for ladiratuzumab vedotin and TUKYSA that were entered into in September 2020.
Cost of Sales: Cost of sales in the fourth quarter were $61.8 million, compared to $11.9 million in the fourth quarter of 2019. Cost of sales were $217.7 million for the full year in 2020, compared to $44.0 million for the same period in 2019. The increases in 2020 were primarily due to the gross profit share payment to Astellas based on PADCEV sales, which were $32.1 million and $104.6 million in the fourth quarter and full year, respectively. Cost of sales for the periods in 2020 also reflect amortization of acquired in-process technology costs that began with the approval of TUKYSA in April 2020, and third-party royalties owed for ADCETRIS, PADCEV and TUKYSA net product sales. Cost of sales for the year in 2020 included a payment owed to a third-party technology licensor related to the TUKYSA license agreement with Merck reflected in the third quarter of the year.
Research and Development (R&D) Expenses: R&D expenses in the fourth quarter were $216.2 million, compared to $201.1 million in the fourth quarter of 2019. R&D expenses were $827.1 million for the full year in 2020, compared to $719.4 million in 2019. The increase in 2020 primarily reflected continued investment in the Company's pipeline.
Selling, General and Administrative (SG&A) Expenses: SG&A expenses in the fourth quarter were $158.4 million, compared to $115.2 million in the fourth quarter of 2019. SG&A expenses were $533.8 million for the full year in 2020, compared to $373.9 million for the same period in 2019. The increases were primarily attributed to increased field sales personnel in the U.S. for Seagen's recently commercialized products, PADCEV and TUKYSA, as well as higher infrastructure costs to support the Company's continued growth and international expansion.
Non-cash share-based compensation cost for the full year in 2020 was $147.2 million, compared to $127.3 million for the same period in 2019.
Net Income / Loss: Net income for the fourth quarter of 2020 was $167.1 million, or $0.90 per diluted share, compared to net income of $25.8 million, or $0.14 per diluted share, for the fourth quarter of 2019. For the full year in 2020, net income was $613.7 million, or $3.37 per diluted share, compared to a net loss of $158.7 million, or $0.96 per diluted share, for the year in 2019. Net income for 2020 was driven by the revenue recognized in the third and fourth quarters under the Merck collaborations. Seagen utilized federal net operating loss carryforwards as allowed, however the Company incurred income taxes in certain states which resulted in an income tax provision of $2.0 million for the year in 2020.
Cash and Investments: As of December 31, 2020, Seagen had $2.7 billion in cash and investments. This includes proceeds from a $1.0 billion equity investment by Merck, which closed in October 2020.
2021 FINANCIAL OUTLOOK
Seagen anticipates 2021 revenues, operating expenses and other costs to be in the ranges shown in the table below.

Revenues
ADCETRIS net product sales	$675 million to $700 million
PADCEV net product sales	$310 million to $325 million
TUKYSA net product sales	$300 million to $315 million
Royalty revenues	$125 million to $135 million
Collaboration and license agreement revenues	Less than $20 million
Operating expenses and other costs
Cost of Sales	$270 million to $300 million
R&D expenses	$900 million to $1,000 million
SG&A expenses	$650 million to $725 million
Non-cash costs[1] (primarily attributable to share-based compensation)	$225 million to $245 million
1.Non-cash costs include share-based compensation, depreciation and amortization of intangible assets.

Conference Call Details
Seagen management will host a conference call and webcast with supporting slides to discuss its fourth quarter and full year 2020 financial results and provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event and supporting slides will be simultaneously webcast and available for replay from the Seagen website at www.seagen.com, under the Investors section. Investors may also participate in the conference call by calling 844-763-8274 (U.S.) or 412-717-9224 (international). The conference ID is 10150708. A webcast replay will be archived on the Company's website www.seagen.com, under the Investors section.
About Seagen
Seagen is a global biotechnology company that discovers, develops and commercializes transformative cancer medicines to make a meaningful difference in people’s lives. Seagen is headquartered in the Seattle, Washington area, and has locations in California, Canada, Switzerland and the European Union. For more information on the company’s marketed products and robust pipeline, visit www.seagen.com and follow @SeagenGlobal on Twitter.

Forward-Looking Statements
Certain of the statements made in this press release are forward looking, such as those, among others, relating to the Company’s 2021 outlook, including anticipated 2021 revenues, costs and expenses; the Company’s potential to achieve the noted development and regulatory milestones in 2021 and in future periods and to bring a fourth product to market in the United States; anticipated activities related to the Company’s planned and ongoing clinical trials; the opportunities for, and the therapeutic and commercial potential of ADCETRIS, PADCEV, TUKYSA, tisotumab vedotin and the Company’s other product candidates and those of its licensees and collaborators; the potential for data from the innovaTV 204 trial to support an accelerated approval of tisotumab vedotin; the potential for data from the EV-301 and EV-201 cohort 2 clinical trials to support additional regulatory approvals of PADCEV; the potential for the Company to commercialize TUKYSA in Europe; as well as other statements that are not historical fact. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include without limitation: the risks that the Company’s ADCETRIS, PADCEV and TUKYSA net sales, revenues, expenses, costs, and other financial guidance may not be as expected; risks and uncertainties associated with maintaining or increasing sales of ADCETRIS, PADCEV and TUKYSA due to competition, unexpected adverse events, regulatory action, government pricing and/or reimbursement actions, market adoption by physicians, impacts associated with COVID-19 or other factors; the risks that the Company or its collaborators may be delayed or unsuccessful in planned clinical trial initiations, enrollment in and conduct of clinical trials, obtaining data from clinical trials, planned regulatory submissions, and regulatory approvals in the U.S. and in other countries in each case for a variety of reasons including the difficulty and uncertainty of pharmaceutical product development, negative or disappointing clinical trial results, unexpected adverse events or regulatory actions and the inherent uncertainty associated with the regulatory approval process; and risks related to the duration and severity of the COVID-19 pandemic and resulting global economic, financial and healthcare system disruptions. More information about the risks and uncertainties faced by the Company is contained under the caption “Risk Factors” included in Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (SEC) on December 29, 2020, and the Company’s subsequent periodic reports filed with the SEC. Seagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.
CONTACT:

Peggy Pinkston
425-527-4160
ppinkston@seagen.com

Seagen Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Revenues:
Net product sales	$294,125	$166,414	$1,000,598	$627,977
Royalty revenues	39,236	72,273	126,756	138,491
Collaboration and license agreement revenues	267,932	51,117	1,048,182	150,245
Total revenues	601,293	289,804	2,175,536	916,713
Costs and expenses:
Cost of sales	61,758	11,928	217,720	43,952
Research and development	216,184	201,061	827,129	719,374
Selling, general and administrative	158,365	115,229	533,835	373,932
Total costs and expenses	436,307	328,218	1,578,684	1,137,258
Income (loss) from operations	164,986	(38,414)	596,852	(220,545)
Investment and other income, net	898	64,244	18,849	61,895
Income (loss) before income taxes	165,884	25,830	615,701	(158,650)
Income tax benefit (expense)	1,211	—	(2,031)	—
Net income (loss)	$167,095	$25,830	$613,670	$(158,650)
Net income (loss) per share - basic	$0.93	$0.15	$3.51	$(0.96)
Net income (loss) per share - diluted	$0.90	$0.14	$3.37	$(0.96)
Shares used in computation of per share amounts - basic	179,078	171,638	174,834	165,498
Shares used in computation of per share amounts - diluted	186,040	178,501	182,287	165,498

Seagen Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31,
	2020	2019
Assets
Cash, cash equivalents and investments	$2,660,250	$868,338
Other assets	1,340,656	1,337,528
Total assets	$4,000,906	$2,205,866
Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$388,138	$259,357
Long-term liabilities	124,668	70,222
Stockholders’ equity	3,488,100	1,876,287
Total liabilities and stockholders’ equity	$4,000,906	$2,205,866